EXHIBIT 10.13

            AGREEMENT FOR BANQUET, FOOD AND BEVERAGE SERVICES



This Agreement is made this 3rd day of August, 1998, by and between RivCan Associates, located at 1063 Hope Street, Stamford, CT 06907 (hereinafter referred to as RivCan) and Host America Corporation, located at Two Broadway, Hamden, CT 06518-2697 (hereinafter referred to as Host) for the provision of managing all food services, excluding vending, at Stamford Twin Rinks, Stamford, CT.


                               WITNESSETH


In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

RivCan hereby grants to Host America Corporation, an independent contractor, the exclusive rights and privileges to operate, sell and dispense food (excluding health juices and energy bars sold by The New York Health Club), alcoholic beverages, and other such products as are authorized by RivCan at or upon the Stamford Twin Rinks premises. The menus will be mutually agreeable to both.



OWNERSHIP OF EQUIPMENT: It is understood that RivCan is the owner of the building, all food service equipment and furnishings including rugs, tables, chairs, ceiling fixtures, and cash registers. Host's responsibility is to provide $20,000 worth of small- wares which will become property of RivCan after one year. A smallwares list shall be prepared immediately and be mutually agreed upon. RivCan will provide adequate inventories to be used in connection with the banquet food and beverage services. Host and RivCan will take inventory of all owned equipment at the commencement of this

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contract.  Any miscellaneous food service equipment and any other equipment supplemental to the services that have been supplied by Host shall remain Host property at all times but cannot be removed from the premises for 30 days after termination of contract. These equipment will be covered by Host's insurance. These items must be clearly marked with I.D. tags.

MAINTENANCE AND EQUIPMENT: The division of responsibility between RivCan and Host is hereafter provided.

Host will be responsible for:

a) removal of all trash and garbage and placement of same at the dumpster;
b) keeping said premises, furniture including tables and chairs, fixtures, manual food service equipment in a clean and sanitary condition in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities;
c)   routine cleaning of the kitchen, cold storage areas and counter areas;
d) laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.)
e) purchasing of all food and supplies at best possible wholesale or trade prices and available volume discounts and will be booked at actual cost.

RivCan will be responsible for:

a) cleaning of the dining area floors, day-to-day cleaning of the dining area including, walls, ceilings, windows and light fixtures;
b)   furnishing exterminator services,
c)   semi-annual cleaning of hoods, ducts and filters;
d) furnishing maintenance service if and when required for the proper maintenance and repairs of said premises, fixtures, furniture and equipment and replacing equipment as is mutually agreed to be necessary, except in those cases where the necessity for replacement is caused through the negligence of Host employees.

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LICENSES AND PERMITS:  Host shall obtain, as a cost of operation prior to commencing operations at RivCan premises, all necessary permits, licenses and other approvals required by law for its operation hereunder. Host expects to begin operation on Tuesday, September 8, 1998. RivCan is responsible for the cost of the liquor permits and will be named as permitee. RivCan agrees to cooperate with Host and to execute such documents as shall be reasonably necessary or appropriate to obtain said permits, licenses and approvals.


UTILITIES: RivCan shall, at its expense, provide Host with necessary and sufficient refrigeration, freezer space, heat, light, water and electricity for the food and beverage operations as mutually agreed upon.


RECORDS: Host will at all times maintain an accurate record of all merchandise inventories and sales in connection with the operation of the food and beverage service and provide to RivCan monthly operating reports. All such records shall be kept on file by Host for a period of three years, and Host shall give RivCan and its agents the privilege, at any reasonable time, of auditing its records monthly. All sales, for the purpose of this Agreement, are defined as cash collections less applicable federal, state and local taxes for such Host has the sole responsibility to collect, report and pay to the taxing authorities.


INSURANCE: During the term of this Agreement, Host will obtain and keep in force throughout the term of the agreement Comprehensive Insurance including Product Liability insurance with limits of $2,000,000.00 per occurrence/$2,000,000.00 aggregate combined single limit for bodily injury and property damage.

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INDEMNIFICATION:  Host will indemnify and hold RivCan, its employees, guests, and tenants, harmless from any loss damage or liability arising directly or indirectly from operations under this Agreement, including operation of the equipment and acts of omission, commission or negligence of employees, contractors or agents when engaged in operations under this Agreement. Any cash shortage over $200.00 in any given month will be Host's responsibility.


PERSONNEL POLICIES: All food service employees will be on Host payroll. All persons employed by Host at Stamford Twin Rinks premises shall be dressed in RivCan approved uniforms at all times. Host employees shall comply with the rules and regulations at any time promulgated by RivCan for the safe, orderly and efficient conduct of all activities being carried out while on RivCan premises.

Host shall not retain at the premises any employee unacceptable to RivCan for any reason. RivCan will allow employees and agents of Host access to service areas and equipment at all reasonable times. Host, in performing work by this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex or disability. Host employment policies meet the requirements of the Fair Labor Standards Act and all other regulations required by the United States Department of Labor. Host is an equal opportunity employer.


FINANCIAL CONSIDERATION: Host agrees to operate the restaurant/sports bar snack bar and catering at the Stamford Twin Rinks. Please see Addendum for Model Operating Statement. The Host / RivCan financial relationship is based on the following:

     a. Host will pay a fee of $180.00 per week to RivCan for the Food Court commencing September 5th, 1998.

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     b.   Host will pay an additional fee of $625.00 per week to RivCan for a period of six months commencing when the restaurant/sports bar is fully operational (including liquor license) or September
          24th, whichever is later.

     c. After this period, a fee of $5,400.00 per month will be paid by Host to RivCan.


     d.   Host America will earn a fixed percentage fee in the amount of
          5.5 % of Net Sales.

     e. Any excess over 5.5% will be divided 80% to RivCan and 20% to Host America Corporation .

If expenses exceed sales, Host is solely responsible for the loss. Host shall be responsible for all cost of operation of the food service, except for RivCan obligations specified on page two of this Agreement. Host shall pay for all foodstuffs and materials which are required for providing the food services described herein, and the wages, salaries and benefits of its employees engaged to provide such services.


ADJUSTMENT OF FINANCIAL ARRANGEMENT: In the event of material cost changes (whether taxes, labor, merchandise or equipment), it is understood that commensurate adjustments in commission percentage or other financial arrangements between Host and RivCan shall be agreed upon and effected by appropriate officials of the parties. All obligations hereunder are subject to federal, state and local regulations. In the event the premises, in which Host equipment and machines are located, are partially or completely damaged by fire, the elements, the public enemy, or any other casualty, or if Host is prevented from operating hereunder because of such damage or because of riots, labor troubles or disturbances, the same shall not be considered as a default under the provisions of this Agreement.

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HOURS AND DATES OF OPERATIONS:  By mutual agreement

COMMENCEMENT AND TERMINATION: This Agreement shall become effective August 3rd, 1998 and shall remain in force until August 3rd, 2003. It shall thereafter renew itself automatically for five-year periods. If during the contract period either party wishes to withdraw from this contract, a 90 day written notice will be given. Any notice given hereunder shall, if to Host, be sent to Geoffrey Ramsey, President, Host America Corporation, 2 Broadway, Hamden, CT 06518-2697, by registered mail, and, if to RivCan, be sent to Richard W. Shriner, Jr., Manager, RivCan Associates, 1063 Hope Street, Stamford, CT 06907 by registered mail.


STATE LAW DEFINITION: The provisions of this Agreement shall be construed under the laws of the State of Connecticut.

In witness whereof, the parties have executed this Agreement as of the date first above written.




ATTEST:                       RivCan Associates


/s/                           By /s/ RICHARD W. SHRINER, JR.
-------------------------      ----------------------------------
                              Richard  W. Shriner, Jr.
                              Manager, duly authorized




ATTEST:                       Host America Corporation


/s/                           By /s/ LAWRENCE E. ROSENTHAL
-------------------------      ----------------------------------
                              Lawrence E. Rosenthal
                              Director of Marketing, duly authorized



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